SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934
                     (Amendment No.___)

Filed by the Registrant   X
                         ---

Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement

 X   Definitive Proxy Statement
- ---

___  Definitive Additional Materials

___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                  MOSINEE PAPER CORPORATION
      (Name of Registrant as Specified In Its Charter)

                       NOT APPLICABLE
         (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

 X   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
___  14a-6(j)(2).

___  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

___  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11[1]:

     (4)  Proposed maximum aggregate value of transaction:

     [1] Set forth the amount on which the filing fee is calculated and state how it was determined.

___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: ___________________________

     (2)  Form, Schedule or Registration Statement No: ___________

     (3)  Filing Party: ___________________________

     (4)  Date Filed: _____________________________

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      _______________

To Our Shareholders:

     The annual meeting of shareholders of Mosinee Paper
Corporation will be held at the Westwood Conference Room, Westwood Center, Wausau Insurance Companies, 1800 West Bridge Street,
Wausau, Wisconsin on Thursday, April 21, 1994, at 11:00 a.m., local time, for the following purposes:

1. To elect two Class II Directors for terms which will expire at the annual meeting of shareholders to be held in 1997.

2.     To approve the appointment of Wipfli Ullrich Bertelson
       CPAs as independent auditors for the year ending
       December 31, 1994.

3. To transact such other business as may properly come before the meeting.

       PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED
       PROXY IN THE ENCLOSED ENVELOPE.

       DATED:  March 23, 1994.


                              MOSINEE PAPER CORPORATION



                              Gary P. Peterson
                              Secretary


                     ____________________________



A RETURN ENVELOPE REQUIRING NO POSTAGE IF MAILED IN THE UNITED
STATES IS ENCLOSED FOR YOUR CONVENIENCE IN SUBMITTING YOUR PROXY.

MOSINEE PAPER CORPORATION                          MARCH  23, 1994
1244 KRONENWETTER DRIVE
MOSINEE, WISCONSIN  54455


                         PROXY STATEMENT
                               FOR
                 ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD APRIL 21, 1994




                     SOLICITATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of Mosinee Paper Corporation (the "Company") for use at the annual meeting of shareholders to be held on April 21, 1994, and at any adjournment thereof (the "Annual Meeting") for the purposes set forth in the foregoing notice.

     Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person in addition to solicitation by mail. None of these persons will receive additional compensation. Expenses incurred in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material, will be borne by the Company.


                        VOTING OF PROXIES

     Each holder of the Company's common stock is entitled to one vote in person or by proxy for each share held of record on all matters to be voted upon at the Annual Meeting. Only shareholders of record on March 2, 1994 are entitled to notice of and to vote at the Annual Meeting.

     With respect to the election of directors, shareholders may vote in favor of the nominees specified on the accompanying proxy card or may withhold their vote. Votes that are withheld will be excluded entirely from the voting for directors and will have no effect. The nominees receiving the largest number of votes will be elected as directors of the Company.

     On all matters other than the election of directors, shareholders may vote in favor of a proposal, against a proposal or abstain from voting. Abstentions on any matter presented to the Annual Meeting will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but such abstentions shall be treated as unvoted for purposes of determining whether the matter has been approved by the shareholders. If the votes cast in favor of a proposal (other than the election of directors) exceed the votes cast against the proposal, the matter will be approved by the shareholders.

     Brokers who hold shares of the Company's common stock in street name for customers may have discretionary authority to vote on certain matters when they have not received instructions from beneficial owners, but may not have authority to vote the shares on other matters. As to matters for which the broker cannot vote shares held in street name, the shares will be recorded as a "broker non-vote." Shares reported as broker non-votes will not be considered present and entitled to vote with respect to the matter and will not be counted for purposes of determining whether a quorum is present.

     A shareholder who executes the enclosed proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company or oral notice to the presiding officer at the Annual Meeting.

     The persons named in the accompanying proxy card, as members of the Proxy Committee of the Board of Directors, will vote the shares subject to each proxy. The proxy in the accompanying form will be voted as specified by each shareholder, but if no specification is made, each proxy will be voted:

     (1) TO ELECT Messrs. Richard G. Jacobus and Daniel R. Olvey to terms of office as Class II Directors which will expire at the annual meeting of shareholders to be held in 1997 (see "Election of Directors"),

     (2)  TO APPROVE the appointment of Wipfli Ullrich Bertelson
          CPAs as the Company's independent auditors for the year ending December 31, 1994 (see "Approval of Independent
          Auditors"), and

     (3) IN THE BEST JUDGMENT of those named as proxies on the enclosed form of proxy on any other matters to properly come before the Annual Meeting (see summary of Company bylaw requirements under "Shareholder Proposals"), the approval of minutes and matters incident to the conduct of the Annual Meeting or adjournment thereof.

                      ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation, as amended, provide that the number of directors shall be determined by the Board of Directors pursuant to the bylaws, but that there shall be not less than three nor more than ten directors, divided into three classes to be as nearly equal in size as possible. Except in cases of the appointment of a director by the Board to fill a vacancy resulting from the creation of a new directorship, one class of directors is to be elected each year to serve a three-year term. The Board has fixed the number of directors at six, consisting of two Class I, Class II and Class III Directors, respectively.

     On August 19, 1993, Daniel R. Olvey was elected President and Chief Executive Officer and a Class II Director of the Company and Richard L. Radt was elected Vice Chairman. Mr. Olvey's election filled a vacancy on the Board which had resulted from Clarence Scholtens' resignation from the Board of Directors after having reached the Board's mandatory retirement age.

           At the Annual Meeting, Richard G. Jacobus and Daniel R.
Olvey will be candidates for reelection to the Board of Directors. Each of the nominees has consented to serve if elected, but in case one or both of the nominees is not a candidate at the Annual Meeting it is the intention of the Proxy Committee to vote for such substitute or substitutes as may be designated by the Board.

     The following information is furnished with respect to the nominees and all other directors:

                                        CLASS
        NAME, AGE,                      AND YEAR
   PRINCIPAL OCCUPATION                 IN WHICH     YEAR FIRST
    OR EMPLOYMENT AND                   TERM WILL    BECAME A
    OTHER AFFILIATIONS                  EXPIRE       DIRECTOR
- -----------------------------------------------------------------
NOMINEES FOR A THREE-YEAR TERM

Richard G. Jacobus, 64,                 Class II       1985
  President and Chief Executive         1997
  Officer, Johnson International, Inc.

Daniel R. Olvey, 45,                    Class II       1993
  President and Chief Executive         1997
  Officer of the Company since
  August, 1993; Mr. Olvey has served
  in several executive capacities of
  increasing responsibility with the
  Company since 1991; previously, Vice
  President Finance, Secretary and
  Treasurer of Wausau Paper Mills
  Company (1985-1991).

Richard L. Radt, 62,                    Class I        1988
  Vice Chairman of the Board            1996
  of the Company; previously,
  President and Chief Executive
  Officer of the Company.

Walter Alexander, 59,                   Class I        1987
  President of Alexander                1996
  Lumber Co.; also a director
  of Old Second Bancorp, Inc.

San W. Orr, Jr., 52,                    Class III      1972
  Chairman of the Board of              1995
  the Company; Attorney, Estates
  of A. P. Woodson & Family; also
  Chairman of the Board of Wausau
  Paper Mills Company and a director
  of MDU Resources Group, Inc.

Stanley F. Staples, Jr., 69,            Class III      1968
  President, Alexander                  1995
  Properties, Inc. (investment
  management); also a director of
  Wausau Paper Mills Company and
  MDU Resources Group, Inc.

    COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

COMMITTEES AND MEETINGS

     The Board of Directors annually establishes Audit, Nominating and Executive Compensation & Bonus Committees.

     During 1993, Messrs. Staples, Jacobus and Alexander served as members of the Audit Committee. The Audit Committee held two meetings during 1993 to review the audit of the previous fiscal year and the scope of the audit engagement and the range of audit fees and nature of consulting fees.

     The Nominating Committee consists of Messrs. Orr, Staples and Alexander. The Nominating Committee met once in 1993 to consider and recommend to the Board of Directors nominees for election as directors. Inquiries concerning nominations with pertinent background information should be directed to the Chairman of the Nominating Committee in care of the Company. Pursuant to the Company's bylaws, shareholders entitled to vote at the annual meeting of shareholders to be held in 1995 may make nominations from the floor only if proper notice of the proposed nomination has been provided to the Secretary of the Company not earlier than January 21, 1995 and not later than February 20, 1995. The precise requirements, including the information required to be provided in the notice and the procedures for notice in the event the date of the annual meeting is changed, are set forth in the Company's bylaws which may be obtained from the Secretary of the Company.

     Messrs. Orr, Jacobus and Staples served as members of the Executive Compensation & Bonus Committee during 1993. The Committee met five times during 1993 to review and establish executive compensation. The Committee is responsible for the establishment and implementation of executive bonus programs, including the granting of stock options. See subheading "Committees' Report on Executive Compensation Policies," page ___.

     During 1993, the Board of Directors met seven times, including its annual organizational meeting. All of the directors of the Company attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which they served.

DIRECTOR COMPENSATION

     Directors received a base annual fee of $6,000 and $1,000 for each meeting of the Board attended in 1993. No additional compensation is paid to directors for service on committees.
Directors are reimbursed for normal and customary travel expenses relating to meetings of the Board of Directors and Company business.

     Under the Company's Deferred Compensation Plan for Directors, directors may elect each year to defer fees otherwise payable in cash during the year. Amounts deferred become payable after the director's termination of service as a director in a lump sum or, if the participants elect with the approval of the Company, in quarterly installments over a period not in excess of 10 years. Payments are made in a lump sum in the event a director's service terminates as the result of a change of control of the Company, as defined by the plan. During the period of deferral, a director may elect that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter at The Chase Manhattan Bank of New York or that the deferred fees be converted into stock equivalent units. If stock equivalent units are elected, the director's account under the plan is credited with common stock equivalent units which are determined by dividing the amount deferred by the fair market value of the Company's common stock on the date of deferral and common stock equivalent units representing the fair market value of additional common stock equal in amount to the cash dividends which would have been paid on the accumulated stock equivalent units had they been actual shares of common stock. Upon distribution, stock units are converted to cash based upon the fair market value of the Company's common stock at the time of distribution. During 1993, Messrs. Orr, Olvey, Staples, Jacobus and Alexander participated in the plan and deferred the director or meeting fees otherwise payable to them.

     The Company maintains a supplemental retirement benefit plan under which Mr. Orr is entitled to receive a monthly retirement benefit in an amount equal to 50% of his highest five-year average monthly compensation beginning on the last to occur of his termination of employment or attainment of age 60. Upon Mr. Orr's death, his surviving spouse will be entitled to receive 50% of the monthly benefit otherwise payable to Mr. Orr. The plan is unfunded and provides for the accelerated payment of the present value of benefits in a lump sum in the event of a change of control of the Company, as defined in the plan.


            BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of the close of business on March 2, 1994, the record date, the Company had 7,215,943 shares of common stock outstanding (including 67,500 shares subject to options exercisable within 60 days).

     The following table sets forth, based on statements filed with the Securities and Exchange Commission, the amount of common stock of the Company which is deemed beneficially owned as of the record date by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock.

                               Common Stock         Percent
Name and Address               Beneficially Owned   of Class
- ------------------------------------------------------------
Wilmington Trust Company         723,828(1)          10.03%
Rodney Square North
1100 N. Market Street
Wilmington, DE  19890-0001

(1) Includes 721,131 shares, representing 9.99% of the Company's common stock, which are held in several trusts for the benefit of the descendants of A.P. Woodson and family.

     The following table sets forth, based on statements filed with the Securities and Exchange Commission or otherwise made to the Company, the amount of common stock of the Company which is deemed beneficially owned by each of the directors and each of the executive officers of the Company named in the summary compensation table on page 7 and all directors and executive officers as a group.

                            Shares of
                          Common Stock
     Name              Beneficially Owned    Percent of Class
- -----------------------------------------------------------------
Walter Alexander             5,000                   *
Richard G. Jacobus           5,000                   *
San W. Orr, Jr.            140,620 dagger(1)       1.95%
Richard L. Radt              3,000                   *
Stanley F. Staples, Jr.    153,407(2)              2.13%
Daniel R. Olvey             38,500(3)                *
Gary P. Peterson            15,200(4)                *
Stuart R. Carlson           15,150 dagger(4)         *

All directors and
executive officers as a
group (8 persons)          375,877 dagger(1)(2)(5) 5.21%

  *Less than 1%
  Dagger  Includes shares held by spouse and/or children.
  (1) Includes 111,028 shares held by a trust of which Mr. Orr is a co-trustee with shared voting and investment power.
  (2) Includes 15,712 shares held by a trust of which Mr. Staples is a co-trustee with shared voting and investment power and 132,946 shares held by two charitable foundations both of which Mr. Staples serves as an officer and a director.
  (3) Includes 37,500 shares subject to options exercisable within 60 days.
  (4) Includes 15,000 shares subject to options exercisable within 60 days.
  (5) Includes 67,500 shares subject to options described in footnotes (3) and (4).

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who own more than 10% of the Company's common stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq National Market System. Reporting persons are also required by SEC regulations to furnish the Company with copies of all section 16(a) forms filed by them with the SEC.

     Based solely on its review of the copies of the section 16(a) forms received by it or upon written representations from certain of these reporting persons in lieu of such forms as to compliance with the section 16(a) regulations, the Company is of the opinion that during the 1993 fiscal year, all filing requirements applicable under section 16 to the reporting persons were satisfied.


               EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below sets forth compensation awarded, earned or paid by the Company and its subsidiaries for services in all capacities during each of the three years ended December 31, 1993, 1992 and 1991, to each person who served as the Company's Chief Executive Officer ("CEO") during the 1993 fiscal year and each executive officer of the Company, other than the CEO, as of December 31, 1993, whose total annual salary and bonus compensation for the most recent fiscal year exceeded $100,000.

                 Summary Compensation Table
                                                               Long-Term
                                                               Compensa-
                   Annual Compensation                         tion Awards
- -----------------------------------------------------------------------------------------

                                                      Other      Securities
Name and                                              Annual     Underlying    All Other
Principal                                             Compen-    Options/      Compen-
Position            Year        Salary(1)    Bonus     sation     SARs (#)      sation(2)
- -----------------------------------------------------------------------------------------
Richard L. Radt;    1993        $222,304     $51,101    $0           0          $24,052(3)
Vice Chairman,      1992        $282,619     $     0    $0           0          $16,822(3)
President and       1991        $268,240     $     0    $0           0          $15,785(3)
CEO* and a
director

Daniel R. Olvey;    1993        $177,185     $79,678    $0        37,500(4)     $16,052(3)
President and       1992        $139,012     $30,908    $0        25,000(5)     $ 2,206
CEO*,               1991        $122,930     $15,150    $0        10,000(5)     $ 2,726
Executive Vice
President and
Chief Operating
Officer

Gary P.             1993        $128,041     $69,012    $0        15,000(4)     $11,863
Peterson; Senior    1992        $117,684     $50,017    $0           0          $ 2,185
Vice President,     1991 dagger $ 14,625     $ 2,000    $0        15,000(5)     $   0
Finance,
Secretary and
Treasurer

Stuart R.           1993        $118,407     $64,174    $0        15,000(4)     $10,093
Carlson; Senior     1992        $107,182     $19,807    $0           0          $ 2,210
Vice President,     1991**      $ 60,188     $ 8,000    $0        15,000(5)     $   517
Administration

     * Mr. Radt was elected Vice Chairman and Mr. Olvey was elected President and CEO on August 19, 1993.
     Dagger  Mr. Peterson was elected Vice President-Finance,
             Secretary and Treasurer on November 18, 1991.
     **      Mr. Carlson was elected as Vice President-Human
             Resources on June 3, 1991.

     (1) Includes compensation deferred by participants under the Mosinee Thrift Plan. See note (2).
     (2) Includes Company contributions under the Mosinee Thrift Plan, a 401(k) plan under which matching contributions are made by the Company according to a fixed formula and, in part, based on the Company's profits in excess of certain stated minimum amounts. Thrift Plan contributions made by the Company vest over a seven-year period. Contributions made in 1993, 1992 and 1991, on behalf of the individuals named in the summary compensation table were as follows:

             Name           1993        1992 Dagger  1991
             ----           ----        ----         ----

             Mr. Radt      $12,052     $3,899       $3,785
             Mr. Olvey     $12,052     $3,083       $2,726
             Mr. Peterson  $11,863     $2,388         N/A *
             Mr. Carlson   $10,093     $2,304       $  517*

             Dagger Amounts indicated have been revised to reflect

             post-1992 year-end adjustments. Previously reported amounts were, respectively, $3,822, $2,206, $2,185 and $2,210.
             *Mr. Peterson became eligible to participate on November 18, 1991 and Mr. Carlson became eligible to participate on June 3, 1991.
     (3) Includes director fees, some of which were deferred under the Deferred Compensation Plan for Directors described under the heading "Committees and Compensation of the Board of Directors," in the following amounts: Mr. Radt: 1993, $12,000; 1992, $13,000; 1991, $12,000; Mr. Olvey: 1993, $4,000.
     (4)     Stock options
     (5)     Stock appreciation rights

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The Company maintains a stock option plan and a stock appreciation rights plan pursuant to which options to purchase the Company's common stock and stock appreciation rights may be granted to key employees. The following table presents certain information with respect to grants of stock options during fiscal 1993 to executive officers named in the summary compensation table. No stock appreciation rights were granted in 1993 to executive officers.

                        Option/SAR Grants in Last Fiscal Year

                                                                          Alternative
                                    Individual Grants                     Grant Date
                                                                          Value
- ------------------------------------------------------------------------------------------
                               % of Total
                Number of      Options/SARs
                Securities     Granted to
                Underlying     Employees in    Exercise or                Grant Date
                Options/SARs   Fiscal          Base price    Expiration   Present
Name            Granted (#)    Year(1)         ($/Sh)(2)     Date         Value $(3)
- ------------------------------------------------------------------------------------------
Mr. Olvey        12,500         18.5%          $30.00        10/21/13     $115.375
                 12,500         18.5%          $35.00        10/21/13     $104,750
                 12,500         18.5%          $40.00        10/21/13     $ 96,125

Mr. Peterson      5,000          7.41%         $30.00        10/21/13     $ 46,150
                  5,000          7.41%         $35.00        10/21/13     $ 41,900
                  5,000          7.41%         $40.00        10/21/13     $ 38,450

Mr. Carlson      12,500          7.41%         $30.00        10/21/13     $ 46,150
                 12,500          7.41%         $35.00        10/21/13     $ 41,900
                 12,500          7.41%         $40.00        10/21/13     $ 38,450

     (1)     Based on 67,500 options granted to all employees.
     (2) All exercise prices were above the underlying common stock's fair market value of $24.75 on the grant date.
     (3) Determined pursuant to Black-Scholes option pricing model. The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated into the Black-Scholes model in estimating the value of the options reflected in the above table include: (a) exercise prices on the options granted were greater than the value ($24.75) of the underlying stock on the date of grant, (b) an option term of 20 years, (c) an interest rate of 5.33% that represents the interest rate on a long-term U.S. Treasury security, (d) volatility of 46% calculated using daily stock prices for the one-year period prior to the grant date, (e) dividends at the rate of $.36 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant, and (f) a reduction of approximately 40% to reflect the probability of forfeiture due to termination prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised. There is no assurance that the market price of the common stock will increase as assumed for purposes of this pricing model and no projections as to the actual future value of the Company's common stock are intended or made. See subheading "Stock Based Compensation" on page 13.

     The following table sets forth information regarding the exercise of stock options or stock appreciation rights ("SARs") in fiscal 1993 by each of the executive officers named in the summary compensation table and the December 31, 1993 value of unexercised stock options or SARs held by such officers.

     Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
- ------------------------------------------------------------------------------------------
                                   Underlying                 Value of Unexercised In-the-
                                   Unexercised Options/SARs   Money Options/SARs at FY-
             Acquired on  Value    at FY-End(#)               End ($)(2)
             Exercise     Realized
Name         (#)(1)       ($)(1)   Exercisable/Unexercisable  Exercisable/Unexercisable
- ------------------------------------------------------------------------------------------
Mr. Radt     N/A          N/A       137,000 Dagger 0          $2,905,375 Dagger $    0

Mr. Olvey    N/A          N/A          0        12,500*       $    0            $   (3)*
                                       0        12,500*                         $   (3)*
                                       0        12,500*                         $   (3)*
                                     25,000 Dagger            $  134,701 Dagger
                                     10,000 Dagger            $    9,102 Dagger
                                     15,000 Dagger            $  174,234 Dagger

Mr. Peterson N/A          N/A          0         5,000*       $    0            $   (3)*
                                                 5,000*                         $   (3)*
                                                 5,000*                         $   (3)*
                                     15,000 Dagger            $   23,577 Dagger

Mr. Carlson  N/A          N/A          0         5,000*       $    0            $   (3)*
                                                 5,000*                         $   (3)*
                                                 5,000*                         $   (3)*
                                     15,000 Dagger            $   26,306 Dagger



     * Options which become exercisable April 21, 1994. Dagger SARs exercisable only for cash.
     (1) Not applicable; no options or SARs were exercised in 1993.
     (2) Includes the value of hypothetical shares credited to grantee under provisions of SARs which assume cash dividends are paid on underlying shares and invested in Company common stock; based on $29.75 value at December 31, 1993.
     (3) Exercise price exceeded fair market value of stock at December 31, 1993.

PENSION PLAN BENEFITS

     MOSINEE RETIREMENT PLAN
     -----------------------

     The following table reflects illustrative estimated single life normal retirement benefits payable at age 65 by the Retirement Plan on an annual basis to participants in selected remuneration and years of service classifications. In estimating the annual benefit, it is assumed that covered compensation for years after 1993 will continue at the same rate as 1993. The benefit amounts listed in the table are based on five-year average cash compensation paid to a participant and are not subject to any deduction for Social Security benefits or other offset amounts. Benefits are limited by Internal Revenue Service rules which provide that the maximum compensation which could be used in 1993 to determine benefits was $235,840. At December 31, 1993, the credited years of service and the approximate average remuneration covered by the Retirement Plan for the persons named in the summary compensation table were: Messrs. Radt, 6 years, $235,840; Olvey, 4 years, $183,000; Peterson, 2 years, $182,000; and Carlson, 3 years, $134,000.

          Final Average            Years of Service
          Earnings          15        20       25          30*
          ------------------------------------------------------
          $125,000.......$18,450   $24,600   $30,750     $36,900
          $150,000.......$22,200   $29,600   $37,000     $44,400
          $175,000.......$25,950   $34,600   $43,250     $51,900
          $200,000.......$29,700   $39,600   $49,500     $59,400
          $225,000.......$33,450   $44,600   $55,700     $66,900
          $250,000.......$37,200   $49,600   $62,000     $74,400
          $275,000.......$40,950   $54,600   $68,250     $81,900
          $300,000.......$44,700   $59,600   $74,500     $89,400

           *Maximum number of years credited for benefit accrual purposes.

     SUPPLEMENTAL RETIREMENT PLAN
     ----------------------------

     The Company entered into a Supplemental Retirement Benefit Agreement with Mr. Radt in November, 1991 under which Mr. Radt is entitled to receive a lump sum supplemental retirement benefit plus interest credited at a rate, adjusted quarterly, equal to the prime rate as published in The Wall Street Journal. As of December 31, 1993, the accrued value of this benefit, including interest, was $141,696. The supplemental benefit is payable on Mr. Radt's termination of employment and will continue to be credited with interest until the date of payment. In the event of Mr. Radt's death prior to payment of the supplemental benefit, the supplemental benefit will be paid to Mr. Radt's beneficiary.

COMMITTEES' REPORT ON EXECUTIVE COMPENSATION POLICIES

     Compensation policies are established by the Executive Compensation & Bonus Committee of the Board of Directors (the "Compensation Committee") which establishes and reviews base salaries of executive officers other than the Chairman of the Board and is also responsible for the establishment and implementation of executive bonus and incentive programs. The salary of Mr. Orr, the Chairman of the Board of the Company, is approved by the Board of Directors as a whole.

     The Company's compensation program for executive officers may include various grants under the Company's stock option and stock appreciation rights ("SAR") plans. The Company's SAR plan is administered by a separate committee appointed by the Board of Directors. The stock option plan is administered by the Compensation Committee. The SAR plan committee generally considers recommendations of the Compensation Committee with respect to grants, but each committee has full discretion and control over whether a grant will be made and the amount and terms of any such grant. Insofar as this report includes a description of the compensation policies relating to the SAR plan, this report is a joint report of the Compensation Committee and of the SAR plan committee.

     This report describes the policies of the committees and the Company as in effect in 1993. As circumstances change and one or more of the committees deem it appropriate, policies in effect from time to time for years after 1993 may change.

     GENERAL
     -------

     The Company's executive compensation policies are designed to attract and retain individuals who have experience in the paper industry or who otherwise have particular training or skills which will satisfy particular requirements of the Company and to reward job performance which the Compensation Committee believes to be at or above the level expected of the Company's executive officers. The total compensation paid to executive officers and the retirement and other fringe benefits provided by the Company are designed to offer a level of compensation which is competitive with other paper companies or, in some cases, the operating units of larger paper companies which are comparable to the Company. Some, but not all, of the comparable companies used for purposes of compensation comparisons are included in the thirty-five companies which comprise the Media General MG Industry Group 381 index of paper company stock performance under the heading "Stock Price Performance Graph." In making compensation comparisons, the Committee uses only those companies whose operations are similar to the Company or, in some cases, have operating units similar to the Company. Given the disparity in size between companies which operate in the paper industry and the difficulty in determining the precise duties of executive officers of other companies, it is difficult to draw exact comparisons with the compensation policies of other companies and the determination of appropriate compensation levels by the Compensation Committee is, therefore, subjective.

     The Company's overall compensation policy is designed so that a significant portion of each executive officer's compensation package is directly tied to the performance of the Company through a combination of annual incentive bonuses which are based on the Company's financial performance during each fiscal year and stock based incentive programs which reflect the performance of the Company's common stock. The value of the stock based incentive awards to executive officers increases or decreases in value as the price of the Company's common stock increases or decreases in the Nasdaq National Market System.

     Beginning in 1994, the Company may not deduct compensation paid to the CEO and each of the four most highly paid executive officers named in the summary compensation table who are officers on the last day of the year to the extent the compensation paid to the individual officer exceeds $1 million. This limitation is subject to certain exceptions for compensation paid pursuant to performance based plans and amounts received through the exercise of stock options and SARs provided certain requirements are met. Amounts receivable by Company officers under stock options or SARs granted before February 18, 1993 are not subject to this limit. The Company does not expect any compensation paid in 1994 will exceed the deductible limit. The Committee is reviewing this limit and is determining what changes, if any, will be made in the Company's compensation policies.

     BASE SALARIES AND BENEFITS
     --------------------------

     The Compensation Committee considers a general survey of paper industry compensation prepared by an independent compensation and benefit consultant to assist it in determining an appropriate and comparable level of base salary and benefits for executive officers. Annual increases in base salary are determined by the overall objective of maintaining competitive salary levels, more general factors such as the rate of inflation, and individual job performance. Individual job performance, including satisfaction of individual performance objectives and goals and the accomplishment of specified programs in appropriate cases, is the most important factor considered by the Compensation Committee in determining appropriate increases in base compensation.

     In the case of executive officers other than the CEO, individual performance objectives and goals are established by the CEO and the assessment of an individual's job performance is based on annual performance evaluations conducted by the CEO. The CEO's base salary is determined by the Compensation Committee on the same basis as that of the Company's other executive officers, except that it is the Compensation Committee which annually establishes individual performance objectives for the CEO and reviews his accomplishment of the objectives established by the Compensation Committee.

     In addition to base salary increases which reflected the foregoing factors, Messrs. Olvey, Peterson and Carlson also received increases in base salary in 1993 which reflect promotions received during the year and their increased management responsibilities and Mr. Radt's base salary was adjusted to reflect his election as Vice Chairman and Mr. Olvey's assumption of the duties of CEO.

     INCENTIVE COMPENSATION BASED ON FINANCIAL PERFORMANCE OF THE
     ------------------------------------------------------------
COMPANY AND INDIVIDUAL PERFORMANCE
- ----------------------------------

     The Company maintains incentive reward plans for executive officers which provide for the payment of annual cash bonuses to participants if annual Company financial and individual performance objectives are met. The Compensation Committee, in its sole discretion, annually establishes performance levels for the plans and may throughout the year review and adjust the standards for performance measurements, performance levels, and the maximum cash bonuses (as a percentage of base salary) to be paid.

     In 1993, executive officers received incentive compensation, based on each operating unit's attainment of operating income within a specified minimum and maximum range for such unit. The maximum bonus payable in 1993 to Mr. Radt with respect to performance of the Company's various operating units was based on achievement of the maximum specified operating income by each unit and ranged from 4% to 28% of his base salary as CEO, with a maximum aggregate bonus of 80% of base salary. The maximum bonuses payable in 1993 to Mr. Olvey, who became President and CEO on August 19, 1993, and to each other executive officer of the Company was based on the achievement of the maximum specified operating income by each Company's various operating units and ranged from 3.75% to 26.25% of the officer's base salary with a maximum aggregate bonus of 75% of base salary. Operating income of each unit is determined prior to bonus expense and extraordinary items.

     In addition, during 1993 each executive officer other than Mr. Radt was eligible to receive incentive compensation upon satisfaction of individual performance objectives established at the beginning of the year by Mr. Radt. The maximum aggregate incentive compensation payable to an executive officer based upon achievement of all individual performance objectives could not exceed 25% of the officer's base salary.

     STOCK BASED COMPENSATION
     ------------------------


     Executive officers participate in the Company's stock option and SAR plans at various levels. The stock option plan is administered by the Compensation Committee and the SAR plan is administered by a committee appointed by the Board of Directors. Each of the committees may impose conditions or restrictions as to exercise or vesting of grants under its respective plan. For example, the aggregate number of options granted in 1993 to executive officers were divided into three distinct increments which were exercisable at successively higher exercise prices. Neither of the committees has established formal criteria by which the size of plan grants are determined, but each committee considers the amount and terms of each grant already held by an executive officer in determining the size and amount of any new grant.

     The value of stock option and SAR grants are principally related to the long-term performance of the Company's common stock and therefore provide an identity of interests between the Company's executive officers and its shareholders. However, grantees of SARs benefit from the increase in value of the underlying common stock and from the value of the hypothetical cash dividends which would be paid with respect to a share of stock. The value of such hypothetical dividends is determined as if underlying shares subject to the SAR paid dividends in the same amount as actual common stock and that such hypothetical cash dividends are reinvested in shares of hypothetical stock on each dividend payment date (and further assume that dividends are paid and reinvested on the hypothetical stock in the same manner). Therefore, executive officers who exercise SARs will benefit from such grants regardless of an increase in the price of the Company's common stock, but such value will be enhanced by increases in the price of the Company's common stock and will be of maximum value to the executive officer only if such increase in the price of the common stock occurs. It is the intention of the Company that the hypothetical dividend features of the SARs will place the executive officers in the same position as shareholders of the Company, thereby enhancing the officer's long-term incentive and increasing his identity with the shareholders.

     Options and SARs can be, but are not necessarily, granted on an annual basis. See tables on pages 9 and 10.


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     -----------------------------------------------------------

     Mr. Orr is Chairman of the Compensation Committee and, as Chairman of the Board of the Company, he is considered an employee of the Company. See "Committees and Compensation of the Board of Directors."

                    Executive Bonus and Compensation Committee

                          San W. Orr, Jr.
                          Richard G. Jacobus
                          Stanley F. Staples, Jr.

                    1990 SAR Plan Committee

                         Richard G. Jacobus
                         Stanley F. Staples, Jr.
                         Walter Alexander


                STOCK PRICE PERFORMANCE GRAPH

     The following graph and table compare the yearly percentage change in the cumulative total shareholder return on the Company's common stock for the five year period beginning December 31, 1988 with two indices published by Media General Financial Services. The Media General Nasdaq Market Index indicates the performance of all stocks which have been traded on the Nasdaq market during the entire five year period. The Media General MG Industry Group 381-Paper Products Index indicates the performance of thirty-five companies in the paper products industry. The graph and table assume that the value of the investment in the Company's common stock and each index on December 31, 1988 was $100 and that all dividends were reinvested.


      [PERFORMANCE GRAPH FILED UNDER COVER OF FORM SE]

                                             Value of Hypothetical Investment
                                                         December 31,
- ------------------------------------------------------------------------------------------
                                   1988     1989     1990     1991     1992     1993
- ------------------------------------------------------------------------------------------
Mosinee Paper Corporation         $100.00  $111.68  $134.37  $187.99  $159.36  $196.70

MG Paper Industry Group 381 Index $100.00  $113.35  $103.47  $130.21  $136.99  $143.13

MG Nasdaq Market Index            $100.00  $112.89  $ 91.57  $117.56  $118.71  $142.40

              APPROVAL OF INDEPENDENT AUDITORS

     The Board of Directors will present to the Annual Meeting a resolution that the shareholders ratify the appointment of the firm of Wipfli Ullrich Bertelson CPAs as independent auditors to audit the books, records and accounts of the Company for the year ending December 31, 1994. The firm has audited the Company's books annually since 1931.

     Representatives of Wipfli Ullrich Bertelson CPAs will be present at the Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions.


                    SHAREHOLDER PROPOSALS

     If any shareholder desires to submit a proposal for inclusion in the proxy statement to be used in connection with the Annual
Meeting of Shareholders to be held in 1995, the proposal must be in proper form and be received by the Company no later than November 15, 1994.

     Pursuant to the Company's bylaws, shareholders entitled to vote at the annual meeting of shareholders to be held in 1995 may bring business before the 1995 annual meeting for consideration only if proper notice of the proposed business has been provided to the Secretary of the Company not earlier than January 21, 1995 and not later than February 20, 1995. The precise requirements, including the information required to be provided in the shareholder notice and the procedures for notice in the event the date of the annual meeting is changed, are set forth in the Company's bylaws which may be obtained from the Secretary of the Company. See "Committees and Compensation of Board of Directors" regarding bylaw requirements relating to nominations from the floor at the annual meeting of shareholders to be held in 1995.

                        OTHER MATTERS

     At this date, there are no other matters the Board of Directors intends to present or has reason to believe others will present to the Annual Meeting. If other matters now unknown to the Board of Directors are properly presented at the Annual
Meeting, those named as proxies will vote in accordance with their judgment.


     DATED:  March 23, 1994.


                              BY ORDER OF THE BOARD OF DIRECTORS



                              GARY P. PETERSON,
                              Secretary





PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

                            PROXY
                  MOSINEE PAPER CORPORATION

   PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                       APRIL 21, 1994

     The undersigned, having received the Notice of Annual Meeting, Proxy Statement, and Annual Report for the year ended December 31, 1993, hereby appoints San W. Orr, Jr., Richard L. Radt and Stanley F. Staples, Jr., and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the undersigned in Mosinee Paper Corporation at the Annual Meeting of Shareholders to be held on April 21, 1994 and at any adjournments thereof.

UNLESS OTHERWISE SPECIFIED, THE PROXIES SHALL VOTE FOR THE
ELECTION OF THE LISTED NOMINEES AND TO APPROVE THE APPOINTMENT OF
AUDITORS.

The directors recommend a vote FOR the election of each nominee and approval of the appointment of auditors.

1.     ELECTION OF DIRECTORS:
                                              FOR         WITHHOLD
                                              ---         --------

               Richard G. Jacobus             ___            ___

               Daniel R. Olvey                ___            ___


2. Approval of appointment of Wipfli Ullrich Bertelson CPAs as independent auditors for the year ending December 31, 1994.


                   FOR   ___     AGAINST   ___     ABSTAIN   ___

        (Continued and to be signed on reverse side).

               (Continued from the other side)

3. In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of the accompanying proxy statement, approval of minutes of the prior annual meeting, matters incident to the conduct of the meeting, or any adjournment thereof, and to vote for any nominee of the Board whose nomination results from the inability of any of the above named nominees to serve.

                           Dated ___________________________, 1994


                           _______________________________________
                                          Signature

                           _______________________________________
                                  Signature if held jointly


                           When signing as attorney, executor,
                           administrator, trustee or guardian,
                           please give full title.  If a
                           corporation, please sign in full
                           corporate name by president or other
                           authorized officer.  If a partnership,
                           please sign in partnership name by
                           authorized person.  Please sign exactly
                           as name appears below.  When shares are
                           held by joint tenants, both should
                           sign.


   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                  USING THE ENCLOSED ENVELOPE.